Exhibit 99.1

Contact:
For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
LHA	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies, Inc. Reports Fourth Quarter Results

Continued Steady Growth in Revenue, Bookings and Backlog

NEW YORK, NY — (Marketwire) — May 8, 2012 — Augme Technologies, Inc. (OTCBB: AUGT), a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced its operating results for the fourth quarter and fiscal year ended February 29, 2012 (FY2012).

Fourth Quarter Highlights

•       New order bookings (the dollar value of contracts signed during the fourth quarter) totaled $7.1 million, a 34% increase over third quarter bookings.

•       Backlog (the dollar value of signed contracts including deferred revenue and unbilled revenue) totaled $15.7 million as of February 29, 2012.

•       Revenue increased by 422% from prior-year levels and approximately 14% over third quarter levels, to $5.0 million.

•       Revenue per customer increased to approximately $65,000, a 33% increase over prior-year levels.

•       Company serviced 300+ customers and 600+ brands (including 300+ broadcast stations).

•       Company signed first IP licensing agreement as part of settlement with LucidMedia.

“Fiscal 2012 was a transformative year for Augme Technologies,” said Paul Arena, the Company’s Chief Executive Officer.  “Through the acquisition of Hipcricket in August 2011 and the execution of organic growth initiatives, we increased revenue five-fold, expanded our services portfolio, broadened our customer base and significantly expanded our IP portfolio to over 60 patents and patents pending with over 1500 claims.  Augme added more than 100 customers during the year, while increasing penetration into existing customers’ brand portfolios. We now support over 300 customers and more than 600 brands, including well-known brands such as MillerCoors and Ford, and we recently achieved an industry-leading milestone by executing our 175,000th marketing campaign.”

“During Fiscal 2013 we intend to aggressively invest in our multi-faceted growth strategy, which encompasses monetization of both our Hipcricket operating business and our IP portfolio,” continued Arena.  “On the operations side, we plan to further expand our sales and client support teams, enhance the capabilities of our AD LIFE® platform, including AD SERVE®, and build out our Enterprise channel. As we progress through the year, benefits from these investments should become more evident, particularly those involving the sales and client services team expansion that began during the fourth quarter of fiscal 2012. In addition, as our mobile advertising platform gains further traction, we anticipate a shift in revenue mix to reflect a growing proportion of mobile advertising sales.”

“We are also committed to the vigorous defense of, and further investments in, our IP portfolio, as we seek to monetize these important assets,” added Arena. “Having recently signed our first IP licensing agreement, we have created a blueprint for future licensing activities.  A trial date has been scheduled for January 2013 in our patent infringement case against Yahoo!, and we expect to report additional IP milestones during the year,”

“Augme is now at a $20 million annual revenue run rate.  Our growing backlog and over 95% customer retention rate, set against a backdrop of ramping adoption within the emerging mobile marketing industry, speaks to the strengths of our platform, services portfolio and customer relationships. These capabilities and our business momentum support our expectations for generating increasing rates of sequential revenue growth during fiscal 2013 and reaching cash flow breakeven by the end of the fiscal year.”

Fourth Quarter Financial Results

For the quarter ended February 29, 2012, the Company reported revenue of approximately $5.0 million, for an increase of 422% when compared with revenue of approximately $1.0 million for the quarter ended February 28, 2011 and an increase of approximately 14% versus revenue of $4.4 million in the quarter ended November 30, 2011.

Revenue for the fourth quarter of FY2011, which ended February 28, 2011, did not include results for Hipcricket, Inc., which Augme acquired on August 25, 2011, or JAGTAG, which Augme acquired on July 22, 2011.

Software-as-a-Service (SaaS) license revenue accounted for 54% of fourth quarter FY2012 revenue, Mobile Advertising Solutions accounted for 26% of quarterly revenue and Other revenue, which includes client development work and revenue from shorter-term licenses, accounted for the remaining 20% of revenue.

Gross profit (revenue minus cost of revenue) increased 415% to $3.1 million, or 61% of revenue, for the fourth quarter of FY2012, versus gross profit of $0.4 million, or 58% of revenue, for the fourth quarter of FY2011, and increased 3% when compared with gross profit of $3.0 million, or 68% of revenue, in the third quarter of FY2012. The decrease in the gross profit margin between the third and fourth quarters of FY2012 reflects the fourth quarter’s mix of business, wherein the percentage of business from the mobile ad network increased 33% to account for 26% of fourth quarter revenue, compared with 20% of third quarter revenue.

Selling, general and administrative expenses increased 59% to $10.0 million for the fourth quarter of FY2012, versus $6.3 million for the fourth quarter of FY2011, and decreased 18% when compared with $12.2 million for the third quarter of FY2012. As expected, expenses related to the acquisitions of Hipcricket and JAGTAG, consisting primarily of professional fees, transition costs and consolidation expenses, tapered off during the fourth quarter of FY2012 when compared with third quarter levels. The reduction in such expenses was partially offset by a 20% increase in payroll expense in the fourth fiscal quarter relative to the third fiscal quarter, due to higher commission payouts and an increase in headcount, primarily involving sales, sales support and product development.

The Company recorded a net loss of $11.2 million, or ($0.12) per share, for the fourth quarter of FY2012, versus a net loss of $6.0 million, or ($0.09) per share, for the fourth quarter of FY2011 and a net loss of $11.4 million, or ($0.13) per share, in the third quarter of FY2012.  The third quarter of FY2012 included $1.1 million for employee severance costs.

Operating results and non-cash charges are as follows:

	Three Months Ended (in millions)
	February 29,	November 30,	February 28,
	2012	2011	2011
Earnings before non-cash charges
Net loss as reported (GAAP)	$(11.2)	$(11.4)	$(6.0)
Stock,option and warrant expense	1.8	3.5	4.6
Depreciation and amortization	2.5	1.2	0.3
Change in acquistion contingent consideration	1.7	1.0	—
(1) Earnings before non-cash charges	$(5.2)	$(5.7)	$(1.1)

(1)  Earnings before non-cash charges is a non-GAAP measurements (reconciliation provided below).

Full Year Fiscal 2012 Financial Results

For the fiscal year ended February 29, 2012, the Company’s revenue increased 324% to approximately $12.0 million, versus approximately $2.8 million in the fiscal year ended February 28, 2011. Results do not include revenue from Hipcricket or JAGTAG prior to the dates of their acquisition by Augme in August and July 2011, respectively.

Gross profit increased 387% to $7.8 million, or 65% of revenue, for the year ended February 29, 2012, versus $1.6 million, or 57% of revenue, for the year ended February 28, 2011.

Selling, general and administrative expenses totaled $33.4 million for FY2012, versus $13.0 million for FY2011, an increase of 156%. The acquisitions of Hipcricket and JAGTAG plus organic growth increased personnel headcount (including contractors) from 37 at the beginning of the most recent fiscal year to 150 at the end of FY2012, predominantly in the areas of sales, sales support and product development.

The Company recorded a FY2012 net loss of $32.6 million, or $(0.41) per share, compared with a FY2011 net loss of $12.5 million, or $(0.21) per share.   FY2012 also included expenses related to the acquisitions of Hipcricket and JAGTAG of approximately $1.6 million and transition costs of $1.0 million,

Operating results and non-cash charges are as follows:

	Year Ended (in millions)
	February 29,	February 28,
	2012	2011
Earnings before non-cash charges
Net loss as reported (GAAP)	$(32.6)	$(12.5)
Stock,option and warrant expense	8.8	6.9
Depreciation and amortization	4.3	1.0
Change in acquistion contingent consideration	2.7	—
(1) Earnings before non-cash charges	$(16.8)	$(4.6)

(1)  Earnings before non-cash charges is a non-GAAP measurements (reconciliation provided below).

Full Year Fiscal 2012 Pro Forma Results

On a pro-forma basis to include the results of Hipcricket as if Hipcricket had been owned by Augme for the entirety of both fiscal years, revenue for FY2012 totaled $16.9 million, compared with pro-forma revenue of $9.8 million in FY2011, an increase of 72%.

On a pro-forma basis, the net loss for FY2012 totaled $33.6 million, compared with a pro-forma net loss of $18.6 million for FY2011.

As stated earlier in this release, Augme completed the acquisitions of Hipcricket on August 25, 2011.

Intellectual Property Portfolio

For detailed information on Augme’s patent portfolio and the status of its IP litigation, please refer to Part 1 item 1 of the Company’s annual Form 10-K report, filed with the Securities and Exchange Commission on May 8, 2012 and available at www.augme.com or www.sec.gov.

Conference Call Details

Management will host a conference call to discuss these results on Tuesday, May 8, 2012 at 11:00 a.m. EDT. To participate in the conference call, please call 866-625-0328 (domestic call-in) or 706-643-2088 (international call-in) and reference code # 74981084.

A live webcast of the conference call will be available in the corporate section of the company’s website at www.augme.com .  All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 2:00 p.m. EDT on May 8 until 11:59 p.m. EDT on May 15 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #74981084.  An archived replay of the conference call will also be available in the corporate section of the company’s website.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (OTCBB: AUGT) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 175,000 campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies. Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information, visit www.augme.com or www.hipcricket.com.

Augme Technologies, Inc.™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Augme Technologies, Inc.

Consolidated Statements of Operations

	For Twelve Months Ended		For Three Months Ended
	Feb. 29, 2012	Feb. 28, 2011	Feb. 29, 2012	Feb. 28, 2011

Revenue	$11,950,370	$2,821,213	$5,032,922	$963,004
Cost of Revenue	4,150,807	1,251,318	1,974,870	368,931
Gross Profit	7,799,563	1,605,895	3,058,052	594,074

Operating Expenses:
Selling, General & Administrative	33,355,790	13,028,497	9,951,723	6,277,371
Depreciation & Amortization	4,328,247	1,019,600	2,538,471	266,675
Total Operating Expenses	37,684,037	14,048,097	12,490,194	6,544,046

Loss from Operations	(29,884,474)	(12,478,202)	(9,432,142)	(5,949,972)

Other Income (Expenses)			—	—
Interest Income (Expense)	20,950	(276)	(673)	(299)
Acquisition Related Contingent Expense	(2,716,500)	—	(1,749,750)	—

Net Loss	(32,580,024)	(12,478,478)	(11,182,565)	(5,950,271)

Weighted Average Shares Outstanding:	80,146,990	60,264,895	94,349,318	65,309,421

Basic & Diluted Net Loss Per Share	$(0.41)	$(0.21)	$(0.12)	$(0.09)

AUGME TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	February 29,	February 28,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,428,825	$11,182,356
Accounts receivable, net	3,734,945	2,025,294
Prepaid expenses and other current assets	487,321	132,197
Total current assets	15,651,091	13,339,847

Property and equipment, net	292,492	570,964
Goodwill	47,484,708	13,106,969
Intangible assets, net	36,798,085	4,945,545
Deposits	365,700	67,551

TOTAL ASSETS	$100,592,076	$32,030,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,613,238	$708,825
Accrued liabilities	1,599,792	31,304
Deferred revenue	1,050,369	1,190,151
Acquisition related contingent consideration	26,000,500	—
Total current liabilities	31,263,899	1,930,280

LONG TERM LIABILITIES	113,277	—

TOTAL LIABILITIES	31,377,176	1,930,280

STOCKHOLDERS’ EQUITY:
Common stock, $.0001 par value; 250,000,000 shares authorized; 94,434,817 and 68,816,131 shares issued and outstanding, respectively	9,443	6,882
Additional paid-in capital	141,738,528	70,046,761
Accumulated deficit	(72,533,071)	(39,953,047)
Total stockholders’ equity	69,214,900	30,100,596

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,592,076	$32,030,876

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES  (In Millions) (Unaudited)

	Three Months Ended (in millions)			Year Ended (in millions)
	February 29,	November 30,	February 28,	February 29,	February 28,
	2012	2011	2011	2012	2011
Earnings before non-cash charges
Net loss as reported (GAAP)	$(11.2)	$(11.4)	$(6.0)	$(32.6)	$(12.5)
Stock,option and warrant expense	1.8	3.5	4.6	8.8	6.9
Depreciation and amortization	2.5	1.2	0.3	4.3	1.0
Change in acquistion contingent consideration	1.7	1.0	—	2.7	—
(1) Earnings before non-cash charges	$(5.2)	$(5.7)	$(1.1)	$(16.8)	$(4.6)

(1)          Earnings before non-cash charges. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Earnings before non-cash charges is defined as net loss before depreciation expense on our fixed assets, amortization expense (including impairment) on our intangible assets, stock-based compensation and share based payments expense, and the change in acquisition contingent consideration. Earnings before non-cash charges should not be construed as a substitute for net loss or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as this measure is not defined by GAAP. However, the Company regards Earnings before non-cash charges as a complement to net loss and other GAAP financial performance measures, including an indirect measure of operating cash flow.